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                                                                      EXHIBIT 99

             IMPORTANT FACTORS REGARDING FORWARD LOOKING STATEMENTS




         From time to time, the Company, through its management, may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, contract procurement as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in press releases or informal statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. In addition, the Company wishes to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect the Company's financial or other performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

         The Company will not undertake and specifically declines any obligation to publicly release any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events which may cause management to re-evaluate such forward-looking statements.

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially form those projected in forward-looking statements of the Company made by or on behalf of the Company.

RELIANCE ON GOVERNMENT CLIENTS

         Substantially all of the Company's clients are federal, state or local government authorities. Effective marketing of the Company's services to government clients requires the ability to respond to government requests for proposals ("RFPs"). To succeed in the RFP process, the Company must estimate its cost structure for servicing the proposed contract, the time required to establish operations and the likely terms of the proposals submitted by competitors. The Company must assemble and submit a large volume of information on a rigid timetable set forth in the RFP. The Company's ability to successfully respond to the RFP process in the future will have an important impact on the Company's business, financial condition and results of operations. No assurance can be given that the Company will be awarded contracts through the RFP process.

RISKS ASSOCIATED WITH GOVERNMENT CONTRACTING

         Contracts awarded to the Company typically contain provisions that permit the government client to terminate the contract on short notice, with or without cause. The expiration of large contracts presents additional management challenges. Many contracts contain base periods of one or more years as well as one or more option periods that may cover more than half of the potential contract duration. Government agencies generally have the right not to exercise option periods and the failure to exercise such option periods could impact the profitability of certain of the Company's contracts. While the Company has experienced a limited number of early terminations since inception, the unexpected termination of one or more of the Company's more significant contracts could result in severe revenue shortfalls which, without corresponding reductions in expenses, could adversely affect the business, financial condition and results of operations of the Company. There can be no assurance that such government authorities will not terminate any or all of the Company's contracts to administer and manage health and human services programs.





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         In order to establish and maintain relationships with members of government agencies, the Company occasionally engages marketing consultants, including lobbyists. In the event of a significant political change, such consultants may lose their ability to effectively assist the Company. In addition, the implementation of term limits on certain elected officials will require the Company to confront political change on a regular basis. If the Company fails to manage its relationships effectively with political consultants, its business, financial condition and results of operations could be materially and adversely affected. No assurance can be given that the Company will be successful in managing such relationships.

         To avoid experiencing higher than anticipated demands for federal funds, federal government officials on occasion advise state and local authorities not to engage private consultants to advise on maximizing federal revenues. There can be no assurance that state and local officials will not be influenced by federal government officials and, therefore, not engage the Company for such services. To the extent that state and local officials determine not to seek the Company's services, the business, financial condition and results of operations of the Company could be adversely affected.

         Government contracts generally are subject to audits and investigations by government agencies, including audits by the Defense Contract Audit Agency ("DCAA"). These audits and investigations involve a review of the government contractor's performance of its contracts as well as its pricing practices, cost structure and compliance with applicable laws, regulations and standards. A substantial portion of payments to the Company from U.S. Government agencies is subject to adjustment upon audit by the DCAA. Audits through 1993 have been completed with no material adjustments and the Company believes that adjustments resulting from audits of subsequent years will not have a material adverse effect on the Company's business, financial condition and results of operations. If any costs are improperly allocated to a contract, such costs are not reimbursable and, if already reimbursed, will be required to be refunded to the government. Furthermore, if improper or illegal activities are discovered in the course of any audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. If the Company becomes subject to penalties or sanctions, such penalties or sanctions could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS INVOLVED IN MANAGING GOVERNMENT PROJECTS

         Upon the receipt of a contract for the management of a health and human services program, the Company's Government Operations Group may incur significant start-up expenses prior to the receipt of any payments under such contract. Such expenses include the costs of leasing office space, purchasing necessary office equipment and hiring sufficient personnel. As a result, for large contracts, the Company may be required to make significant investments prior to the receipt of related contract payments.

         Approximately 45% of the Company's total revenues for the quarter ended June 30, 1998 resulted from fixed price contracts pursuant to which the Company received its fee for meeting specified objectives or upon the achievement of specified units of work, such as the placement of welfare recipients into jobs, the collection of child support payments or the completion of managed care enrollment transfers. The Company's ability to earn a profit on these contracts is dependent upon accurate estimates of the costs involved as well as the probability of meeting the specified objectives or realizing the expected units of work within a certain period of time. In addition, the Company recognizes revenues on fixed price contracts based on costs incurred. The Company periodically reviews such contracts and adjusts revenues to reflect current expectations. Such adjustments will affect the timing and amount of revenue recognized and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's failure to accurately estimate the factors on which contract pricing is based could result in the Company reporting a decrease in revenues or incurring losses on such contracts and could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's inability or failure to satisfy its contractual obligations in a manner consistent with the terms of any contract could have a material adverse effect on the Company's financial condition because the Company is often required to indemnify clients for its failure to meet performance standards. Certain of the Company's contracts have liquidated damages provisions and financial penalties related to performance failures. In addition, in order for the Company's Government Operations Group to bid for certain contracts, the Company has been and will continue to be required to secure its indemnification obligations by obtaining a performance bond from an insurer, posting a cash






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performance bond or obtaining a letter of credit from a suitable financial institution. In the event that a government entity makes a claim against such performance bond or letter of credit, the premiums demanded by the insurers for such bonds could increase, thereby limiting the Company's ability to bid for contracts in the future. In addition, the Company's failure to meet a client's expectations in the performance of its contractual obligations could have a material adverse effect on the Company's reputation, thereby adversely affecting its business, financial condition and results of operations.

         When contracts between the Company's Government Operations Group and a state or local government expire or otherwise terminate, unless the Company can successfully enter into a new contract using the services of employees formerly engaged in servicing the terminated contract or otherwise re-assign such employees, the Company will need to terminate the employment of such employees. The termination of large Government Operations Group contracts and the subsequent re-assignment or termination of employees places significant demands on the Company's management and its administrative resources. If the Company is unable to manage these challenges, the Company's business could materially and adversely be affected.

LEGISLATIVE CHANGE AND POLITICAL DEVELOPMENTS

         The market for the Company's services is largely dependent on federal and state legislative programs, any of which may be modified or terminated by acts of the legislative or executive branches of federal and state government. There can be no assurance that such legislative change will not occur or that the Company will be able to anticipate and respond in a timely manner to any such legislative change. The Company's failure to manage effectively its business in light of anticipated or unanticipated legislative change could have a material adverse effect on the Company's business, operating results and financial condition.

         The Welfare Reform Act is expected to be a catalyst for sweeping changes in the administration and management of the welfare system in the United States. As part of its growth strategy, the Company plans to aggressively pursue the opportunities created by this legislation by seeking new contracts to administer and manage welfare programs of state and local government agencies. However, opponents of welfare reform continue to criticize the advances made by the current administration and continued progress in the welfare reform area is uncertain. The repeal of the Welfare Reform Act, in whole or in part, could have a material adverse effect on the future business, financial condition and results of operations of the Company. There can be no assurance that additional reforms will be proposed or enacted, or that previously enacted reforms will not be challenged, repealed or otherwise invalidated.

         The adverse impact that legislative changes can have on the Company was recently evidenced by the termination of a significant contract with the federal Social Security Administration. This contract related to the referral and treatment monitoring of social security or supplemental income beneficiaries with drug or alcohol-related disabilities (the "SSA Contract"). In the first two quarters of the fiscal year ended September 30, 1997, the Company earned revenues of $31.6 million from the SSA Contract, representing approximately 46% of the Company's total revenues for such fiscal quarters. In October 1996, the President signed into law an amendment to the Social Security Act of 1935, effective January 1, 1997, that eliminated social security and supplemental income benefits based solely on drug and alcohol disabilities. As a result of this amendment, the SSA Contract was terminated and no revenues were earned thereunder after June 30, 1997.

         In addition, under current law the privatization of certain functions of government programs, such as determining eligibility for Food Stamps and Medicaid, requires the consent and/or waiver of the executive branch acting through the applicable administering government agency. In May 1997, in response to a request by the State of Texas for a waiver to allow private corporations to decide the eligibility of applicants for Food Stamps and Medicaid benefits, the Department of Health and Human Services determined not to grant a waiver to the existing requirement in these programs that only public employees may make such decisions. The Company did not bid for any contracts for these Texas projects, and the determination will not affect any of the Company's existing contracts. However, there can be no assurance that the Department of Health and Human Services or other health and human services agencies will not in the future narrow or eliminate certain future markets for health and human services contracts in which the Company intends to compete.

OPPOSITION FROM GOVERNMENT UNIONS

         The Company's success depends in part on its ability to obtain contracts to profitably administer and manage health and human services programs that traditionally have been administered and managed by government employees.




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Many of these government employees are members of labor unions which have considerable financial resources and established lobbying networks that are effective in applying political pressure to legislators and other government officials who seek to contract with private companies to administer and manage government programs. Successful efforts to oppose private management of government programs by these unions may slow welfare reform and ultimately result in fewer opportunities for the Company to provide services to government agencies, thereby adversely affecting the business, financial condition and results of operations of the Company. A recent example of the influence of government unions is the role played by union lobbyists in promoting a May 1997 determination by the Department of Health and Human Services, in response to a waiver request by the State of Texas, that only public employees may make decisions on eligibility of applicants for Food Stamps and Medicaid benefits. There can be no assurance that these unions will not succeed in whole or in part in their efforts to oppose the outsourcing of government programs.

VARIABILITY OF QUARTERLY OPERATING RESULTS

         Variations in the Company's revenues and operating results occur from quarter to quarter as a result of a number of factors, including the progress of contracts, levels of revenues earned on contracts (including any adjustments in expectations on revenue recognition on fixed price contracts), the commencement, completion or termination of contracts during any particular quarter, the schedules of government agencies for awarding contracts, the term of each contract that the Company has been awarded and general economic conditions. Because a significant portion of the Company's expenses are relatively fixed, successful contract performance and variation in the volume of activity as well as in the number of contracts commenced or completed during any quarter may cause significant variations in operating results from quarter to quarter. Furthermore, the Company has on occasion experienced a pattern in its results of operations in which it incurs greater operating expenses during the start-up and early stages of significant contracts. In addition, the Company's SSA Contract contributed $31.6 million, $56.5 million, $14.3 million and $2.9 million to the Company's revenues in the fiscal years 1997, 1996, 1995 and 1994, respectively. While the Company was able to generate additional revenues to replace the revenues received under the SSA Contract, no assurance can be given that the Company will be able to generate additional revenues in future periods in amounts sufficient to replace current contracts, if canceled.

RELIANCE ON KEY EXECUTIVES

         The success of the Company is highly dependent upon the efforts, abilities, business generation and project execution capabilities of certain of its executive officers and senior managers. While the Company entered into executive employment agreements with each of David V. Mastran, President and Chief Executive officer of the Company, Raymond B. Ruddy, Chairman of the Board of Directors and President of the Consulting Group, Russell A. Beliveau, President of the Government Operations Group, Ilene R. Baylinson, President of the Federal Services Division, Louis E. Chappuie, President of the Company's DMG-MAXIMUS subsidiary, Susan D. Pepin, President of the Systems Planning and Integration Division, Lynn P. Davenport, President of the Human Services Division, George C. Casey, President of the Spectrum Division, and John Parker, an Executive Vice President of the Company, such agreements are terminable under certain conditions. Other than these nine agreements with executive officers, the Company does not have employment agreements with any other senior employees. The loss of the services of any of these key executives could have a material adverse effect upon the Company's business, financial condition and results of operations, including its ability to secure and complete engagements. The Company maintains key-man life insurance policies on David V. Mastran and Raymond B. Ruddy in the amounts of $6,100,000 and $3,950,000, respectively, with proceeds payable to the Company.

ATTRACTION AND RETENTION OF EMPLOYEES

         The Company's business involves the delivery of professional services and is labor-intensive. When the Company's Government Operations Group is awarded a contract by a government agency, the Company is often under a tight timetable to hire project leaders and case management personnel to meet the needs of the new project. In addition, the resulting large increases in the number of the Company's employees create demand for increased administrative personnel at the Company's headquarters. The Company's success in both the Government Operations Group and the Consulting Group depends in large part upon its ability to attract, develop, motivate and retain experienced and innovative executive officers, senior managers who have successfully managed or designed health and human services programs in the public sector and information technology professionals who have designed or implemented complex information technology projects. Such innovative, experienced and technically proficient individuals are in great demand and are




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likely to remain a limited resource for the foreseeable future.  There can be no assurance that the Company will be able to continue to attract and retain desirable executive officers and senior managers in the future. The inability to hire sufficient personnel on a timely basis or the loss of a significant number of executive officers and senior manages could have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to obtain and successfully complete service contracts.

CHALLENGES RESULTING FROM GROWTH

         The Company's continued growth has placed significant demands on the Company's management as well as its administrative, operational and financial resources. The Company's ability to manage its growth will require the Company to continue to implement new and to improve existing operational, financial and management information systems and to continue to expand, motivate and manage its workforce. In addition, the Company's growth will depend in large part on its ability to manage large-scale health and human services programs while continuing to ensure quality service and reasonable profits. If the Company is unable to manage effectively any of these factors, the quality of the Company's services, its financial condition and results of operations could be materially and adversely affected. No assurance can be given that the Company will continue to experience growth or that the Company will be successful in managing its growth, if any.

ADVERSE PUBLICITY

         The Company has received and expects to continue to receive media attention as a result of its contracts with state and local government authorities. In particular, the management of health and human services programs by the Company's Government Operations Group and the establishment of revenue maximization programs by the Company's Consulting Group have been the subject of highly controversial media coverage. Negative coverage of the types of program management services provided by the Company could influence government officials and slow the pace of welfare reform, thereby reducing the Company's growth prospects. In addition to media attention arising out of the types of services provided by the Company, the Company is also vulnerable to media attention as a result of the activities of political consultants engaged by the Company, even when such activities are unrelated to the Company. Such an event occurred in connection with a marketing representative hired by the Company to assist in responding to an RFP promulgated by the State of West Virginia. After learning that the marketing representative was also a state employee, the Company voluntarily withdrew from the bidding. Certain media coverage relating to this incident was inaccurate and incorrectly suggested wrongdoing by the Company. The Company has become aware that certain of its competitors have sought to exploit such suggestions in connection with other competitive-bidding situations. There can be no assurance that the Company will not receive adverse media attention as the result of activities of individuals not under the Company's control. In addition, there can be no assurance that media attention focused on the Company will be accurate or that the Company will be able to anticipate and respond in a timely manner to all media contacts. Inaccurate or misleading media coverage or the Company's failures to manage such coverage could have a material adverse effect on the Company's reputation, thereby adversely affecting its business, financial condition and results of operations.

RISKS OF ACQUISITION STRATEGY; RISKS OF COMPLETED ACQUISITIONS

         The Company has expanded and intends to continue to expand its operations, breadth of service offerings and geographic scope through the acquisition of related businesses. The Company has a limited history of making such acquisitions. To date, the Company has acquired Spectrum and DMG in March and May 1998, respectively, and is in the process of integrating the operations of these companies. There can be no assurance that the Company will be able to continue to identify, acquire and manage additional businesses profitably or integrate successfully any acquired businesses into the Company without incurring substantial expenses, delays or other operational or financial problems, if at all. Furthermore, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Client dissatisfaction or performance problems at a single acquired firm could have a material adverse effect on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses will achieve anticipated revenues and earnings. The failure of the Company to manage its acquisition strategy successfully could have a material adverse effect on the Company's business, financial condition and results of operations.

LITIGATION



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           DMG-MAXIMUS litigation. On May 12, 1998, the Company acquired DMG, which currently operates as a wholly-owned subsidiary of the Company. DMG is defending against two lawsuits. In 1994, DMG was engaged as a consultant by underwriters of revenue bonds issued by Superstition Mountains Community Facilities District No. 1 (the "District") to finance construction of a waste water treatment plant in Arizona. The bonds were later defaulted upon when the District declared bankruptcy. Two actions arising out of those events were filed against Griffth in the U.S. District Court for the District of Arizona, one filed on January 20, 1997 by Allstate Insurance Company (the "Allstate") against DMG and 13 other named defendants, and another filed on December 2, 1996 by the District against DMG and nine other named defendants. The complaints allege that DMG made false and misleading representations in the bond offering memorandum with respect to the accuracy of certain financial projections made by the District regarding its ability to service the bonds. Allstate seeks as damages the principal amount of the face value of the bonds it purchased together with accrued and unpaid interest; the District seeks actual and special damages, prejudgment interest and costs. MAXIMUS intends to defend both of these actions vigorously. However, a decision by the court in favor of either or both plaintiffs could have a material adverse effect on MAXIMUS's business, financial condition and results of operations.

           Suit by Former Officer. The Company is currently defending a lawsuit brought by a former officer, director and shareholder of the Company alleging that at the time he resigned from the Company in 1996, thereby triggering the repurchase of his shares, the Company and certain of its officers and directors failed to disclose material information to him regarding the potential value of his shares. The claimant seeks damages in excess of $10 million. The Company does not believe that this action will have a material adverse effect on its business and intends to defend this action vigorously. However, given the early stage of this litigation, no assurance may be given that the Company will be successful in its defense.

           Suit by Network Six. The Company is currently defending a lawsuit that was commenced against it and other third party defendants by Network Six, Inc. ("Network Six"). The complaint alleges, among other things, that the Company, which had been engaged by the State of Hawaii to monitor the implementation of a statewide automated child support system, tortiously interfered with and abetted Hawaii in the alleged breach of the state's development and implementation services contract with Network Six. The Company believes that Network Six's claims are without factual or legal merit and intends to defend this action vigorously . However, given the early stage of this litigation, no assurance may be given that the Company will be successful in its defense and, a decision by the court in Network Six's favor, could have a material adverse effect on the Company's business, financial condition and results of operations.





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